Event ID:   4239319
Culture:   en-US
Event Name: Q2 2012 Rand Logistics Inc Earnings Conference Call
Event Date: 2011-11-10T13:30:00 UTC

C: Lesley Snyder;Rand Logistics, Inc.;Investor Relations Counsel
C: Laurence Levy;Rand Logistics, Inc.;Chairman, CEO
C: Scott Bravener;Rand Logistics, Inc.;President of Lower Lakes Towing and Lower Lakes Transportation
C: Joe McHugh;Rand Logistics, Inc.;CFO
C: Ed Levy;Rand Logistics, Inc.;President
P: Kevin Sterling;BB&T Capital Markets;Analyst
P: Bob Sales;LMK Capital Management;Analyst
P: Andrew Gadlin;CJS Securities;Analyst
P: Ross Haberman;Haberman Management;Analyst
P: Operator;;

+++ presentation
Operator: Good morning. My name is Brandy, and I will be your conference operator today. At this time, I would like to welcome everyone to Rand Logistics' second-quarter fiscal year 2012 earnings results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks, there will be a question-and-answer session. (Operator Instructions)

Thank you. I would now like to turn the call over to Lesley Snyder, Investor Relations Counsel. Please go ahead.

Lesley Snyder: Thank you, operator, and good morning, ladies and gentlemen, and welcome to Rand Logistics' fiscal 2012 second-quarter conference call. On the call today from the Company are Laurence Levy, Chairman and Chief Executive Officer; Ed Levy, Rand's President; Scott Bravener, President of Lower Lakes; and Joe McHugh, Rand's Chief Financial Officer.

A live audio webcast and accompanying slide presentation will be available on the Rand website at www.RandLogisticsInc.com/presentations.HTML.

Before we begin, we would like to remind everyone that this conference call contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control, and some of which might not even be anticipated.

Future events and actual results affecting our strategic plan, as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of the economic downturn in our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the Risk Factors section in Rand's annual report on Form 10-K, as filed with the Securities Exchange Commission on June 29, 2011. With that, I would like to turn the call over to Mr. Laurence Levy.

Laurence Levy: Thank you, Lesley, and good morning, everyone. Thank you for joining us on today's call. After my opening remarks, Scott Bravener, President of Lower Lakes, will discuss our operating results; Joe McHugh, our CFO, will review the financial results; and Ed Levy, Rand's President, will review the growth initiatives that we have achieved this year. We will then open the call up for questions.

During the second quarter of fiscal year 2012, we were pleased with our operating results, including an increase in operating income plus depreciation and amortization of 72.4% to $14.1 million from $8.2 million in the year-ago period. We were particularly pleased with the improvement in our vessel-level operating profitability, which we regard as a critical performance indicator.

On a per-sailing-day basis, our vessel level operating profitability increased 42.7% during the fiscal second quarter of 2012 as compared to the second quarter of fiscal 2011, for all vessels, as well as excluding the results of three recently-acquired vessels and the long-term lay-up of one of our vessels.

While Scott will go into greater detail about the operating performance of the fleet, in summary, we are realizing many of the benefits associated with a larger fleet, including a better ability to match the appropriate vessel capacity with customer requirements, relying less on outside vessel charters to meet the contractual needs of our customers, scheduling flexibility and expense efficiencies. These benefits are allowing us to leverage the three primary organic growth drivers in our business -- price, utilization and mix.

While we are pleased with the results to date, we are equally excited about the Company's long-term prospects. To this end, the past nine months have been transformational for our Company.

Specifically, we have, firstly, acquired four vessels and have a fifth under contract, which we expect to close on over the next several weeks. Secondly, successfully integrated three of the four new vessels into our operations. Thirdly, completed the repowering of our last remaining steam-powered vessel to diesel. Fourthly, completed an equity raise of $16.8 million and we are finalizing a $20 million debt syndication to fund the acquisition of the fifth vessel. And fifthly, extended the maturity of our existing debt facility by two years from April 2013 to April 2015.

We believe that our year-to-date results clearly illustrate the benefits of our differentiable and sustainable competitive advantages. These include high barriers to entry; a non-duplicatable asset portfolio; customer and end market diversification; long-term contracts with revenue visibility; and an efficient cost structure.

We are confident that the strategic initiatives that we have achieved thus far in 2011 have enhanced our sustainable competitive advantages and will position us well to further capitalize on the three primary organic growth drivers in our business, including higher asset utilization, as measured by the percentage of time our vessels are in revenue-loaded condition, price increases and a continued diversification in our commodity and customer mix.

Now I would like to turn the call over to Scott for a review of our operations. Scott?

Scott Bravener: Thank you, Laurence. We continue to experience strong demand for the commodities that we carry, and we will sail into January 2012 to ensure that we meet our customers' shipping needs.

Based on current market conditions, all of our sailing days are already contractually committed for the 2012 sailing season, including the sailing days related to the dry-bulk self-unloading ATB that we anticipate closing on prior to the year-end.

In general, there was not a material shift in the mix of commodities that we transported in the quarter ended September 30, 2011 versus our historical mix. As we had projected, our salt tonnage, which increased by approximately 16% in the first six months of fiscal 2012 versus the same period last year, has rebounded back to more normal levels due to more typical weather conditions this past winter in the Great Lakes region. Also of note, our grain tonnage increased by approximately 12% in the six-month period ended September 30, 2011.

We operated 14 vessels during the three-month period ended September 30, 2011, including the vessel acquired in July, 2011, compared to 12 vessels during the same year-ago period. Our total sailing days increased by 109 days, or 10.1%, to 1,190 sailing days during the three-month period ended September 30, 2011, compared to 1,081 sailing days during the same year-ago period and a theoretical maximum of 1,254.

The variance between actual and the theoretical maximum number of sailing days was a result of vessels out of service for repair and a delay in grain tonnage available for shipment due to seasonal factors. The larger percentage increase in tonnage compared to the percentage increase in sailing days reflects the larger average size of our vessels utilized in the three-month period ended September 30, 2011 versus the comparable year-ago period that resulted from the addition of three vessels in the 2011 sailing season and the long-term lay-up of one of our vessels.

Sailing days for the six months ended September 30, 2011 equaled 2255 versus 2104 for the same period last year and a theoretical maximum of 2437. The variance between our sailing days for the six months ended September 30, 2011 and the theoretical maximum was caused primarily by the late sailing of our repowered vessel and other delays in completing scheduled winter repairs and maintenance.

As Laurence mentioned, we believe that our per-day vessel level operating profitability, which equals vessel revenue less all direct vessel expenses, including repairs and maintenance, divided by sailing days, is one of the most important metrics that we monitor. We are encouraged that we have increased this vessel level operating margin per day by nearly 26% for the fleet overall for the six months ended September 30, 2011 versus the comparable period last year.

Vessel level operating margin per day for the vessels that we operated during both the six months ended September 30, 2011 and September 30, 2010 increased by approximately 22.6%. The improvement in this measure on a year-over-year basis is attributable to continued improvements in operating performance, increased average vessel carrying capacities and higher asset utilization, in part related to more normalized backhaul opportunities.

While we are very pleased with our results to date, we believe that there is still room for improvement in our vessel level operating profitability as we continue to improve our operating practices. This includes making sure that all vessels have completed scheduled winter maintenance by our fiscal year-end.

We lost 103 sailing days this year due to the delayed sailing of several vessels and incurred close to $1 million of winter work, which was expensed during the first half of the year. In addition, over the first six months of this fiscal year, our trade patterns and schedule efficiencies were affected by not having the use of one of our vessels until June 1, 2011, due to its repowering, as well as a mismatch of certain of our capacity to the contract which it was servicing. The latter has been rectified by the acquisition of the bulk carrier several weeks ago.

Given the fixed nature of our cost structure, if we are able to continue to drive utilization, improve our commodity mix and realize price increases, we will be able to capture a significant portion of the operating leverage that is inherent in our business.

As we experienced after the vessel acquisitions in February 2008, we are confident that the expanded size of our fleet will allow us to accelerate the organic growth opportunities that result from operating more vessels.

With that, I would like to turn the call over to Joe McHugh for a review of the financial results. Joe.

Joe McHugh: Thanks, Scott. I would now like to give you a more detailed explanation of our financials. Total revenue during the three-month period ended September 30, 2011 was $48.4 million, an increase of $9.6 million, or 24.7%, compared to $38.8 million during the same year-ago period. This increase was primarily attributable to higher fuel surcharges and higher freight revenue, offset by substantially reduced outside charter revenue.

Freight and related revenue generated from Company-operated vessels increased by $4.9 million, or 16.0%, to $35.2 million during the three-month period ended September 30, 2011 compared to $30.3 million during the same year-ago period. Freight and related revenue per sailing day increased by $1515, or 5.4%, to $29,550 per sailing day during the three-month period ended September 30, 2011 compared to $28,035 per sailing day during the same year-ago period.

Excluding the impact of currency changes, freight revenue increased 12.4% for the three-month period ended September 30, 2011 compared to the three-month period ended September 30, 2010. This increase in freight revenue was attributable to 109 additional sailing days, a 20.4% increase in tonnage hauled by our operated vessels, contractual price increases, continued diversification in our commodity and customer mix and higher vessel utilization.

Vessel operating expenses increased by $5.2 million, or 19.8%, to $31.3 million during the three-month period ended September 30, 2011 compared to $26.1 million during the same year-ago period. This increase was primarily attributable to higher fuel costs, an increased number of sailing days resulting from the three recently-acquired vessels operated during a three-month period ended September 30, 2011, and a stronger Canadian dollar, partially offset by a reduction of costs due to the long-term lay-up of one of our vessels.

Vessel operating expenses per sailing day increased $2123, or 8.8%, to $26,265 per sailing day during the three-month period ended September 30, 2011 compared to $24,142 during the same year-ago period.

Our general and administrative expenses increased by $140,000 to $2.4 million during the three-month period ended September 30, 2011 compared to $2.3 million during the comparable year-ago period. The increase in general and administrative expenses was primarily due to bank administrative fees due under the Black Creek loan and a stronger Canadian dollar.

Our general and administrative expenses represented 5.1% of revenues during the three-month period ended September 30, 2011, a decrease from 6.0% of revenues during the same year-ago period.

During the three-month period ended September 30, 2011, $600,000 of our general and administrative expenses was attributable to our parent company and $1.8 million was attributable to our operating companies.

The Canadian dollar strengthened by approximately 6.1% versus the US dollar, averaging 1.02 US dollars per Canadian dollar during the three-month period ended September 30, 2011, compared to approximately $0.96 US per Canadian dollar during the comparable year-ago period. The Company's balance sheet translation rate decreased from $1.03 US per Canadian dollar at March 31, 2011 to $0.95 US per Canadian dollar at September 30, 2011.

As shown on slide 14 of the presentation available on Rand's website under Investors, Events & Presentations, operating income plus depreciation and amortization increased 72.4% to $14.1 million for the quarter ended September 30, 2011, compared to $8.2 million for the comparable quarter last year.

Finally, I would ask you to turn to slide 16 of the aforementioned presentation. This chart illustrates the Company's trailing four quarters of operating income plus depreciation and amortization since the time of Rand's purchase of Lower Lakes. We believe that this track record highlights the Company's earnings quality and growth in both good and difficult economic conditions.

With that, I would like to turn the call over to Ed. Ed?

Ed Levy: Thanks, Joe. Since the beginning of this calendar year, we've invested in excess of $78 million to modernize and grow our fleet to better match the characteristics of our fleet with the growing long-term needs of our customers. Based on the data that we have to date, the returns on these investments have been encouraging and are in line or exceeding the 15% unlevered return on invested capital hurdle that the investments were predicated on.

Specifically, as we have discussed in prior conference calls, we completed the conversion of our last steam-powered vessel to diesel and reintroduced this vessel into service on June 1, 2011. Notwithstanding having only sailed 122 days during the 2011 sailing season through September 2011 versus 183 days during the 2010 sailing season, and incurring $200,000 of fit-out expenses in the year-to-date period during the 2011 sailing season versus none during the 2010 sailing season, the vessel operating margin per day for this vessel has increased by over 111% year-over-year.

We are similarly pleased with the vessels we acquired in February of 2011. Through September 2011, on a combined basis, the two vessels have met the projections that the acquisition was predicated on. These vessels are allowing us to be more competitive in the movement of certain commodities, thereby increasing our addressable market.

In July 2011, we acquired the Manitoba, a Canadian dry-bulk carrier, and simultaneously extended an existing long-term contract of affreightment. This contract of affreightment will utilize substantially all of the Manitoba's sailing days. The Manitoba was a classic tuck-in acquisition of a vessel we are very familiar with, as we have been operating the vessel under a long-term time charter for the last four years. Given fit-out costs incurred in late July and August, this vessel was marginally profitable in the quarter ended September 30, 2011.

In September, we announced the signing of purchase and sale agreements to acquire one Jones Act-compliant dry-bulk self-unloading vessel and one bulk carrier for a total purchase price of $25 million, before approximately $10 million of vessel modifications. Since the announcement, we have closed on the purchase of the bulk carrier, converted it to Canadian flag, and it is currently undergoing modifications at a shipyard in Vera Cruz, Mexico. We plan to introduce the vessel into service by late December 2011. Beginning in April 2012, this vessel is fully committed under a long-term time charter agreement.

Besides this vessel achieving a 15% return on invested capital on a stand-alone basis, by introducing it into service, we will be freeing up capacity on an existing self-unloader. This capacity will be absorbed by existing excess contractual demand.

We are in the final stages of syndicating an additional $20 million of long-term debt. This incremental debt will be added to our existing term loan facility, whose maturity date was recently extended through April 2015. Pro forma for this incremental $20 million of debt, our total debt outstanding as of March 31, 2012 is expected to equal $127 million. The weighted average interest rate on all debt outstanding after the effect of interest rate swaps as of September 30, 2011 was 6.6%.

Proceeds from the incremental term loan, as well as proceeds from our recently completed equity offering, will be used to purchase and modify the second of the two-vessel acquisitions related to the asset purchase agreements signed in September, 2011.

We are particularly excited about the prospects for this vessel. Management believes that it is the only Jones Act self-unloading bulk carrier not currently operating on the Great Lakes of a size and configuration suitable for operation in our market. It is the first time in many years that new Jones Act-compliant capacity has been added to the Great Lakes market.

As an indication of the customer demand that we are experiencing, based on current market conditions, this vessel is already fully booked under long-term contracts for the 2012 and beyond sailing season. From a value perspective, we believe we are purchasing the asset, including modifications, at approximately a 60% discount to the new build cost of a similarly sized vessel.

While 2011 has been a transformational year for our Company, we continue to believe that our customer needs and the structural dynamics within our markets will present us with meaningful growth opportunities over the next three to five years. Given the size of our fleet and the efficiencies that are derived from scale, as well as our low-cost operating structure, we believe that as a result of the actions we have taken in fiscal 2012, we are uniquely positioned to capitalize on the structural market growth opportunities that exist. As a result, we are continuing to evaluate ways to add to the number of vessels in our fleet.

That said, an equally important priority for our Company over the next 12 months will be to repay the accrued preferred dividends on our preferred stock with cash flow from operations. If we were to repay the accrued dividends from operating cash flow, it would contribute approximately $0.10 of earnings per share based on our current share count, and would generate a return of approximately 20% per annum on the accrued dividend amount that was paid off, with no operational risk.

With that, I would like to turn the call back to the operator and open it up for questions.

+++ q-and-a
Operator: (Operator Instructions) Kevin Sterling, BB&T Capital Markets.

Kevin Sterling: Thank you, operator. Good morning, gentlemen. Let's see, first of all, can you give us some color on vessel utilization? And it looks like you utilized about 95% of your sailing days in the quarter. Is that mainly a reflection of the maintenance of the vessel that was carried over from Q1 into Q2, or is there something going on maybe with the grain harvest? I would love a little more color about your sailing days.

Laurence Levy: Scott, could you address that, please?

Scott Bravener: Kevin, the primary driver in the lost days during the second quarter was the 35 days for the temporary lay-up of two bulkers, which was due to late harvest conditions, with a lack of grain availability for those vessels. The harvest was late this year. And then we experienced a further 28 days with mechanical difficulties on two of our vessels within the fleet. So those two drivers comprised that number.

Kevin Sterling: Okay, so I would imagine that is behind you now as we enter this quarter. Is that the right way to think about it?

Scott Bravener: That's correct. All vessels have been fully operational through the quarter to date, as of today, and operations have been going quite well.

Kevin Sterling: Okay, great. Scott, while I’ve got you, maybe could you update us on –whether you have you seen any weather delays through October and early November, or would you describe the environment as pretty benign from a mother nature standpoint?

Scott Bravener: We did experience some severe weather conditions in October, but the fleet actually performed quite well in October and surpassed our projections for the month. So it didn't have a material impact on us in the month of October. And November so far has been fairly benign compared to what you can expect at this time of year.

Kevin Sterling: Right, okay. Do you guys have possession of all of your acquired vessels now, and is it next year that they will be fully operational? Is that the right way to think about it?

Ed Levy: There is one, Kevin, that we have not closed on. From the two vessels that we announced in September that we were acquiring, we've closed on one and the second we will close on before the end of this calendar year. And then we expect that both will be operating for the 2012 sailing season.

Kevin Sterling: Okay, great.

Laurence Levy: Kevin, all our vessels are fully committed businesswise for 2012. So we are pleased that despite the additional capacity we picked up this year, we've had more than sufficient demand from our customer base to fully support that increase in capacity that we're adding.

Kevin Sterling: Okay. Thank you. Outside of your announced changes to some of the vessels you are acquiring, do you see any other major drydocking costs for your existing fleet in fiscal 2013, or is it just mainly kind of maintenance CapEx that we'll see?

Laurence Levy: Scott?

Scott Bravener: We have five scheduled five-year survey drydocking this winter, Kevin, within the fleet. And we have two life-extension projects that we are beginning the last two vessels in our fleet to undergo that process. That is the major driver in our capital program for this winter.

Kevin Sterling: Okay, but it is nothing unusual or heavy, it is just kind of part of the normal, I guess, drydocking schedule. Is that the right way to think about it?

Scott Bravener: It is part of the normal drydocking schedule, but the number of them, because of the way they fall in the cycle, it is a high year for us for capital. We have this year and next year, and then it falls right off to very minimal drydockings for the following two years after that. Just it's due to how vessels are falling within the cycle.

Laurence Levy: Kevin, we currently have about 16 vessels in the fleet, and since they are drydocked approximately every five years, on average, you can anticipate approximately three drydockings per winter season. As Scott said, just due to timing this winter, we have five, and in fact, the next winter is also quite heavy. But after, that we have a relative holiday from them and we should see the benefit. So on average, it is about three per winter season.

Kevin Sterling: Okay. Thank you for that clarification. It was very helpful. Scott, you had mentioned, I think you guys will be sailing into January. Is this unusual, or is it because you've seen an increase in demand? Is that really kind of driving this?

Scott Bravener: For the Great Lakes fleet in general, it is not unusual. For our fleet, we typically do sail into January with a small number of the vessels. We don't budget a large portion of business in the month of January. But this year, the majority of the fleet will be sailing into January, just due to the pent-up demand that we have to finish servicing our customers.

Kevin Sterling: Okay. Also, as you guys are probably aware, there is a lot of talk about the shale space, the opportunity, to haul frac sand. I know the rails are very excited about it. Is there an opportunity for you guys to haul frac sand? And if so, is it mainly a backhaul opportunity, and could that help result in some operating leverage for you?

Scott Bravener: We do anticipate participating in that business, Kevin, through one of our existing customers that has a large presence in the foundry sand and frac sand business. That is more of a fronthaul, but it ties in nicely with our backhaul movements coming out of the Lower Lakes.

So it is a very attractive opportunity for us right now, particularly with the new ATB that we'll be bringing online next spring.

Kevin Sterling: Okay, great. I got you. So you don't have to really reconfigure your network or your assets to participate in this. Is that right?

Scott Bravener: That's correct.

Kevin Sterling: Okay. And then one last question. I really appreciate your time today. As you've gained more scale and size, are you seeing new customers knock on your door, looking for capacity, or is mostly your demand really coming from your existing customers?

Scott Bravener: Both, Kevin. Primary existing customers, but we recently picked up a fairly large piece of business that we previously had not done, and it is in the short-haul, shuttle type transportation of aggregate that we specialize in. So we are pretty excited about that opportunity.

Kevin Sterling: Okay, great. That's all I had today. Thanks so much for your time. Congratulations on a nice quarter, and it looks like things are coming together very nicely for you.

Operator: Bob Sales, LMK Capital Management.

Bob Sales: Scott, nice sailing. A few questions. On the slide that shows for the three months, the vessel operating expenses, slide 12, what was the drop in vessel operating expenses year-over-year? Was it kind of the issues that we had last summer with a few of -- a couple of the vessels?

Scott Bravener: Yes, the major driver in that, Bob, were the vessel incidents that we had last year during that quarter and the first half of the year. We also had the insurance costs associated with that, because we were part of a reciprocal insurance agreement that we have since exited successfully. So we won't have those costs going forward.

Bob Sales: Okay, then when you break out the operating income on the bridge charts that you show for Q2 on page 14, you don't break out anything specifically for rate increases. And I'm curious as to whether or not you can share what the rate increases were on average for this sailing season versus last and what your expectation would be for next year.

Scott Bravener: We typically don't break that out, Bob, but what we are seeing is slightly above the inflation rate right now in anything that we have been repricing. And not a lot of our business is falling off this year, less than 10%. But anything that has been renewed has been renewed at above the rate of inflation.

Bob Sales: What do you expect to falloff to be for the next sailing season, if it was 10% renewed this year?

Scott Bravener: It's less than 10% this year, and I don't have that number handy, Bob, for next year. But it's not significant.

Bob Sales: Okay, and then specifically with respect to iron ore, there has been a number of headlines with the steel market and blast furnaces being soft. Can you provide some sense of what you expect -- what you are seeing with your iron ore business for the balance of the year and any insight you have into next year.

Scott Bravener: This quarter is typically the inventory building for Great Lakes steel mills, so it is always a fairly strong quarter in the steel mills as they build inventories. We haven't seen any weakening of demand from our primary customer in the steel market. And certainly, if we had available capacity right now, our other customers that utilize our vessels for the transportation of iron ore would take more right now.

Going into next year, in discussions with those customers, it looks pretty similar to this year. We have seen some softening, which in this quarter, typically the North American steel market does soften. But we are not seeing any forecasts of any dropoff going into next year; they remain fairly confident in their business. We are seeing indications of the export ore market that is being exported out of North America; we've seen some indications of that dropping off.

Bob Sales: Okay. Are you willing to provide us with some sort of EBITDA guidance for the fiscal year as a whole, and then also free cash flow before additional vessel acquisitions?

Ed Levy: Bob, are you looking for fiscal 2012 for fiscal 2013?

Bob Sales: '12.

Ed Levy: I think the position that we've had is the same, which is we feel highly confident that before the addition of the two vessels that we announced in September, that component of the fleet will generate between $34 million and $36 billion of EBITDA. We stand by that guidance that we gave people. That is based on a full sailing season for the existing complement, excluding the two vessels acquired -- or announced in September.

Interest expense, figure is about an $8 million number. And then you should be thinking about CapEx, not assuming we've got this bubble in drydockings, but thinking about CapEx as sort of a 10-ish million number, excluding that bubble.

Bob Sales: That CapEx also excludes the $10 million of reconfiguring the two --

Ed Levy: Yes, yes. $10 million just of the base fleet, having nothing to do with what we may do to acquisitions.

Bob Sales: Okay, and then taxes?

Ed Levy: No taxes, given our NOL position.

Bob Sales: Okay, yes. And then you talked about the drydock burst a couple times. Can you give us some sense of what drydock costs look like -- what they were last drydock season and what you expect they will be this season coming up?

Laurence Levy: Scott, go ahead.

Scott Bravener: In terms of dollar figures, our normal drydocking runs about $1 million to $1.1 million per vessel, Bob, and we've got five of them this year. We have seen those costs from a few years ago, where we would have allocated about $800,000 per vessel. They have continued to increase, but not dramatically.

Bob Sales: Scott, most of that is expensed, right?

Scott Bravener: No, it is capitalized. It will be amortized over five years.

Bob Sales: Okay, great. Okay. Thank you. That's all my questions for this shot.

Operator: Andrew Gadlin, CJS Securities.
Andrew Gadlin: Morning, gentleman. I wanted to check -- I'm not sure if I missed this, but did you disclose margin per day for your fleet?

Ed Levy: We did not disclose that in our remarks, Andrew, but we recognize the importance of that number to our investors. As you are thinking about it -- year-to-date last year was about $10,300 a day. And this year, year-to-date, about $12,900 a day. Okay?
If you look at our core of -- what we call our comparable vessels, vessels that we sail the first half of this year and the first half of last year, so a comp vessel comparison, we were at about $10,700 a day last year and about $13,100 a day this year.

So the takeaway from our perspective is that the vessel margin growth that we are seeing is not a result of acquisition; it is a result of inherent changes that we put into effect last year to improve the comparable vessels, and obviously we are getting some pickup from the new equipment as well.

Andrew Gadlin: Got it. Do you have a sense what it would be for comparable vessels?

Ed Levy: Comparable vessels year-to-date, $13,100, year-to-date comparable vessels, versus $12,700 last year.

Andrew Gadlin: Got it. All right. Thanks very much.

Operator: Ross Haberman, Haberman Management.

Ross Haberman: Good morning, gentlemen. I just had a quick question, a quick question for Ed. The $35 million you are going to pay for the two new vessels, how does that break down between the self-unloader and the conventional?

Ed Levy: We've already purchased the conventional bulk carrier, Ross. And the price of that was a little bit in excess of $5 million, as you can see from our public filings. We've got some modification work to do on that vessel, which is being done right now. As well, we are drydocking that vessel as part of the modifications we are doing to it. So that will increase our all-in costs by a bit, but then we've already paid for the drydock for the next five years for that piece of equipment. And then the remainder will be applied against the self-unloader.

Ross Haberman: Okay, all right. Thank you. That's it. Thanks a lot, guys.

Operator: (Operator Instructions) Bob Sales, LMK Capital Management.

Bob Sales: Ed, on the acquisition front, as you identify other ships that become available, that are available, does it stand that you have the ability to take in several more vessels and fully book them, or does there -- is there a point where you are at capacity and you need to pull back? And so where does the tightness in the market end?

Ed Levy: I think, Bob, as we look at the market right now, we think we could add probably one or two vessels, let's say one vessel now. And then to the extent that we could have a little bit of lead time, we think that we can certainly book out additional vessels beyond the one that we think we could put to work right now. And as we look out to the 2013, '14, '15 years, we clearly see some opportunities out there.

And so we are really thinking right now about that 2013/2014 time period and how we are going to fill the needs of our customers, because it is really -- we are trying to be responsive to the requests that they are making of us. But in this business, as you know, these assets come up very infrequently. They are non-duplicatable. So we've got to be working many months ahead to try to fulfill the needs of the customer.

Bob Sales: Ed, what is driving the 2013 and '14 potential needs in the market?

Ed Levy: Customers are coming to us and saying that the existing contracts that they have are rolling off, and would Lower Lakes be prepared to participate in their business on a go-forward basis. So they are really coming to us and saying, relative to the last time they signed a contract, you guys have become a meaningful player on the Lakes and we want to be doing business with you.

Bob Sales: And you think the additional vessels would probably be vessels that are already operating on the Great Lakes, and perhaps higher cost structure organizations?

Ed Levy: From our observation, Bob, on the Jones Act side, we do not believe that there is another Jones Act-compliant self-unloader that has the appropriate dimensions to participate in our market, which is currently not operating in our market. So we think we've tapped that opportunity with the vessel acquisition we announced in September.

So really, we think the opportunity is in market assets that potentially come available, and we will continue to be looking to see if we can get lucky and find another one. Unlikely to be Jones Act-compliant, though. Perhaps foreign flag. The problem with the foreign flag market is that the dimensions just don't work for our market, the dimensions of the vessel.

Bob Sales: Okay. Thank you.

Operator: At this time, there are no further questions.

Laurence Levy: Thank you, operator. We thank you all for participating on today's call. We very much appreciate your interest in Rand and your support of the Company, and we look forward to keeping you apprised of the Company's progress. In the interim, if you do have any further questions, please reach out to our management team. We would be very happy to talk with you. Thank you, all.

Operator: This concludes Rand Logistics' second-quarter fiscal year 2012 earnings results conference call. You may now disconnect.